EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 5, 2014, to be effective as of the Effective Date (as defined herein) between BLUELINX CORPORATION, a Georgia corporation (the “Company”), SUSAN C. O’FARRELL (“Executive”) and, as to Sections 3(a), 3(b) and 3(e) only, BLUELINX HOLDINGS INC. (“BHI”).

RECITALS:

WHEREAS, the Executive agrees to provide services to BHI as its Chief Financial Officer and to the Company as its Chief Financial Officer and BHI and the Company in return agree to provide certain compensation and benefits to Executive; and

WHEREAS, the Company and Executive mutually desire to memorialize the terms of Executive’s employment as Chief Financial Officer of BHI and the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in Section 8.

2.             Employment. The Company shall employ Executive, and Executive accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). For the purposes of this Agreement, the “Effective Date” shall be May 19, 2014.

3.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as Chief Financial Officer of BHI and the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Chief Executive Officer of BHI to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances.

(b)           The Board of Directors of the Company shall take such action as may be necessary to appoint or elect Executive as a member of the Board of Directors of the Company as of the Effective Date. Thereafter, during Executive’s employment with the Company, the Board of Directors of the Company shall nominate Executive for re-election as a member of the Board of Directors of the Company at the expiration of Executive’s then-current term. Executive shall serve as a member of the Board of Directors of the Company and as an officer and director of any of BHI’s other subsidiaries without any compensation in addition to the compensation provided for in this Agreement.

(c)           During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of BHI and the Company and its respective subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner. However, Executive may continue to serve as a member of the board of directors of the non-profit corporations on which she serves on the Effective Date and may become a member of the board of directors of any other non-profit corporations.

(d)           Executive shall perform Executive’s duties and responsibilities from the Company’s headquarters office as located on the Effective Date in the Atlanta, Georgia metropolitan area (the “Principal Office”).

(e)           Executive as the Chief Financial Officer of BHI shall report to the Chief Executive Officer of BHI; provided, however, consistent with such reporting relationships, Executive, to the extent required by applicable law or regulation or to the extent required by professional responsibility, nevertheless may provide information directly to the Board of Directors of BHI.

4.             Compensation and Benefits.

(a)           Salary. The Company agrees to pay Executive a salary during the Employment Period in installments (no less frequently than monthly) based on the Company’s payroll practices as may be in effect from time to time. The Executive’s salary is currently set at the rate of $400,000.00 (less applicable withholding and other customary payroll deductions) per year (“Base Salary”). The Base Salary may be increased at the sole discretion of the Compensation Committee of BHI’s Board of Directors, but there will not be any decrease in Executive’s Base Salary.

(b)           Sign-On Bonus. The Company agrees to pay Executive a sign-on bonus in the amount of $75,000.00 (less applicable withholding and other customary payroll deductions) payable on the date that is 30 days after the Effective Date.

(c)           Annual Bonus.

(i)           Executive shall be eligible to receive an annual bonus, with the annual bonus target to be 65% of her then Base Salary (i.e., 65% upon achievement of annual “target” performance goals), with the “target” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of BHI’s Board of Directors for each fiscal year. The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan, but in no event later than March 15 of the calendar year following the calendar year in which such bonus is earned. Notwithstanding the foregoing, in respect of the calendar year 2014 only, Executive shall receive a guaranteed bonus in an amount equal to no less than $260,000.00 (less applicable withholding and other customary payroll deductions) payable on or before March 15, 2015 (the “2014 Guaranteed Bonus”). In order to receive the 2014 Guaranteed Bonus, Executive must either be employed as BHI’s Chief Financial Officer on March 15, 2015 or her employment must have been terminated before that date, but after December 31, 2014, by reason of a Termination without Cause (as defined below), a Termination for Good Reason (as defined below) or a Change in Control Termination (as defined below).

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(ii)           During the Employment Period, the Executive will be eligible to participate in long term incentive programs of the Company and BHI now or hereafter made available to similarly situated executives, in accordance with the provisions thereof as in effect from time to time, and as deemed appropriate by the Compensation Committee of BHI’s Board of Directors to be applicable to her position as the Chief Financial Officer.

(d)           Restricted Stock. Upon commencement of Executive’s employment on the Effective Date, the Compensation Committee of the Board of Directors of BHI shall grant Executive 400,000 shares of common stock of BHI which stock shall vest in three equal installments over a three-year period commencing on the Effective Date in accordance with the terms of the applicable Restricted Stock Award Agreement. Subsequent annual awards of common stock of BHI shall be determined in the discretion of the Compensation Committee of the Board of Directors of BHI.

(e)           Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses and subject to the Reimbursement Rules. In order to be entitled to expense reimbursement, the Executive must be employed as Chief Financial Officer of either BHI or the Company on the date the Executive incurred the expense.

(f)            Vacation. Executive shall receive annual paid vacation in accordance with the Company’s vacation policy applicable to senior executives, but in no event less than four (4) weeks per year, prorated for partial years.

(g)           Executive Benefits Package.

(i) Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in Section 6, any broad-based severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

 (ii) BHI will maintain customary and appropriate Directors and Officers Liability Coverage for Executive during her Employment Period and for the 6 year period immediately following her Employment Period, and will afford Executive with the Indemnification set forth in Article V of the Amendment and Restated Bylaws of BHI. The provisions of this Section 4(g)(ii) will survive the termination of Executive’s employment and this Agreement notwithstanding any other provision of this Agreement.

(iii) BHI will provide to Executive (a) an allowance of $2,500 to cover the cost of an annual physical, (b) an annual club and car allowance of $8,000 in the aggregate per calendar year and (c) training and professional dues as deemed appropriate by the Chief Executive Officer.

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(h)           Additional Compensation/Benefits. The Compensation Committee of BHI’s Board of Directors, with input from the Chief Executive Officer, will determine any compensation and benefits to be provided to Executive during the Employment Period by BHI or the Company in addition to the compensation and benefits set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.

(i)            Disgorgement of Compensation. If BHI or the Company is required to prepare an accounting restatement due to material noncompliance by BHI or the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law Executive will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this Section 4 and Section 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the improper or unlawful sale of BHI’s securities during that 12-month period.

5.             Employment Period.

(a)           Subject to Section 5(b), the Employment Period will commence on the Effective Date and will continue until, and will end upon, the second anniversary of the Effective Date (the “Initial Term”). The Employment Period shall automatically be extended for successive one year terms (each, a “Renewal Term”), unless the Company shall have given Executive written notice of non-extension at least ninety (90) calendar days prior to the expiration of the Initial Term or any Renewal Term.

(b)           Notwithstanding Section 5(a), the Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment (a) without Cause or (b) upon expiration of the Employment Period solely as a result of the Company’s non-renewal as provided in Section 5(a) (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); (vi) Executive’s termination of Executive’s employment at any time for any reason other than Good Reason (a “Voluntary Termination”); or (vii) a Change in Control Termination.

(c)           Any termination of Executive’s employment under Section 5(b) (other than Section 5(b)(i)) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.

(d)           Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within forty-five (45) calendar days after the date Executive first becomes aware of such event or circumstance.

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6.             Post-Employment Period Payments.

(a)           Except as otherwise provided in 6(c) below, at the Date of Termination, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, any annual bonus that has been earned for the fiscal year prior to the year in which the Date of Termination occurs, but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within thirty (30) calendar days of the Date of Termination, in accordance with the Reimbursement Rules, where applicable, (ii) her 2014 Guaranteed Bonus as provided in Section 4(c) (unless paid before such Date of Termination), (iii) any plan benefits accrued before the termination plus the coverage described in Section 4(g)(ii) plus any benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in Section 6, any Company severance pay program or policy) and (iv) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Except as specifically described in this Section 6(a) and in the succeeding subsections of this Section 6 (under the circumstances described in those succeeding subsections), from and after the Date of Termination Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company, BHI or any of their subsidiaries or affiliates.

(b)           If Executive’s employment terminates on account of Executive’s death, Disability, Voluntary Termination, or Termination for Cause in accordance with Section 5(a), the Company will provide no further benefit and make no further payments to Executive except as contemplated in Section 6(a).

(c)           If Executive’s employment terminates on account of a Termination without Cause or a Termination for Good Reason, neither of which qualifies as a Change in Control Termination, subject to Section 6(e) below, Executive shall in addition to the benefits and payments described in Section 6(a) be entitled to the following:

(i)           a payment equal to one (1) times the Executive’s annual Base Salary in effect immediately prior to the Date of Termination (the “Severance Amount”). The Severance Amount up to an amount equal to the Separation Pay shall be paid in a lump sum no later than ten (10) business days after the Date of Termination. The Severance Amount in excess of the Separation Pay, if any, shall be paid in a lump sum on the earlier to occur of the first business day of the seventh month after the Date of Termination or the tenth (10th) business day following the date of Executive’s death;

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(ii)          a pro-rata portion of Executive’s annual bonus as set forth in Section 4(c)(i) for the performance year in which Executive’s termination occurs (the “Pro-Rata Bonus Amount”). The Pro-Rata Bonus Amount shall be determined by multiplying the amount Executive would have received based upon performance had employment continued through the end of the performance year and the performance criteria had been achieved at target by a fraction, the numerator of which is the number of days Executive was employed by the Company during the performance year and the denominator of which is the total number of days in the performance year. The Pro-Rata Bonus Amount up to an amount equal to the Separation Pay shall be paid in a lump sum no later than ten (10) business days after the Date of Termination. The Pro-Rata Bonus Amount in excess of the Separation Pay, if any, shall be paid in a lump sum on the earlier to occur of the first business day of the seventh month after the Date of Termination or the tenth (10th) business day following the date of Executive’s death. Notwithstanding anything herein to the contrary, in the event Executive’s employment is terminated after December 31, 2014 but prior to March 16, 2015, Executive shall not be entitled to receive the Pro-Rata Bonus Amount;

(iii)         all unvested time-vested restricted stock grants shall automatically vest and become non-forfeitable as of the date the Release Agreement becomes irrevocable;

(iv)         notwithstanding anything to the contrary in any award agreement or plan, all unvested performance-vested performance share or performance-vested restricted stock grants shall continue to vest and become non-forfeitable based on the actual performance of the Company, in the same manner and at the same time as if Executive remained employed by the Company;

(v)           continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (1) Executive’s eligibility for any such coverage under another employer’s medical or dental insurance plans or (2) the date that is one (1) year after the Date of Termination; except that in the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis in accordance with the Reimbursement Rules for any premiums paid by Executive to obtain benefits (for Executive and her dependents) equivalent to the benefits she is entitled to receive under the Company’s benefit plans. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA; and

(vi)         to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(d)           If Executive’s employment is terminated on account of a Change in Control Termination, subject to Section 6(e) below, Executive shall be entitled to the payments and benefits described in Section 6(c) except that:

(i)           the payment called for in Section 6(c)(i) shall equal to two (2) times the Executive’s annual Base Salary in effect immediately prior to the Date of Termination; and

(ii)          the time period described in Section 6(c)(v) shall be eighteen (18) months instead of one (1) year.

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(e)           The Company shall have no obligation to make any of the payments, or deliver any of the benefits, in accordance with Section 6(c) (other than clause (vi) therein) or Section 6(d) if Executive declines to sign and return a Release Agreement, or revokes the Release Agreement or the Release Agreement does not become effective, within the sixty (60) calendar days after the Date of Termination. Notwithstanding any other provision of this Agreement, any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by the Company pursuant to Sections 6(a) and 6(c)(vi)) prior to Executive’s execution of the Release Agreement and the expiration of the applicable revocation period, without Executive having elected to revoke same, within the 60-day period after the Date of Termination, shall be accumulated and paid in a lump sum or delivered after Executive’s execution of the Release Agreement and the expiration of the applicable revocation period, without Executive having elected to revoke same, on the sixtieth (60th) day after the Date of Termination (except that, if such 60-day period spans more than one (1) calendar year, and the payments or benefits constitute deferred compensation subject to Section 409A, the payments shall be paid, and the benefits delivered, in the subsequent calendar year).

(f)           Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

7.             Competitive Activity; Confidentiality; Non-solicitation.

(a)           Confidential Information and Trade Secrets.

(i)           The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all Confidential Information and Trade Secrets. During her employment and for a period of two (2) years following the termination of the Executive’s employment for any reason, the Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, use, communicate or divulge Confidential information other than as necessary to perform her duties for the Company; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, except as necessary to perform her duties for the Company, during Executive’s employment and thereafter for the applicable period under the Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for herself or herself or any other person or entity, without the express written consent of the Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.

(ii)          An files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates, except in furtherance of the Executive’s duties.

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(iii)         It is understood that while employed by the Company, the Executive will promptly disclose to the Company in writing, and assign to the Company the Executive’s interest in any invention, improvement, copyrightable material or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment (“Executive Invention”). At the Company’s request and expense, the Executive will reasonably assist the Company, BHI or any of their respective subsidiaries and affiliates during the period of the Executive’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to an Executive Invention and in obtaining domestic and foreign patent or other protection covering an Executive Invention. As a matter of record, Executive hereby states that she or she has provided below a list of all unpatented inventions in which Executive owns all or partial interest. Executive agrees not to assert any right against BHI with respect to any invention which is not patented or which is not listed.

(iv)         As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, BHI or any of their respective subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b)           Non-Solicitation of Protected Customers. Executive understands and agrees that the relationship between the Company Group and each of its Protected Customers constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during her employment with the Company and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer with which the Executive had contact while employed with the Company for the purpose of marketing, selling or providing to the Protected Customer any goods or services substantially similar to the goods or services provided by the Company Group.

(c)           Non-Solicitation of Employees. Executive understands and agrees that the relationship between the Company Group and each of its Protected Employees constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during her employment and for a period of two (2) years following the termination of Executive’s employment for any reason, the Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit or induce, or attempt to solicit or induce, any Protected Employee to terminate her employment with the Company Group or, for a period of no more than six (6) months after the Protected Employee is no longer employed by any member of the Company Group, to enter into employment with any other Person that is in competition with the Company Group.

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(d)           Non-Competition. During Executive’s employment and, if the Executive is terminated pursuant to Sections 6(c) or 6(d) or in the event of Executive’s Voluntary Termination, for a period of one (1) year following the termination of the Executive’s employment (the “Restricted Period”), Executive shall not render services substantially the same as the services rendered by Executive to the Company Group to any Person that engages in or owns, invests in any material respect, operates, manages or controls any venture or enterprise which substantially engages or proposes to substantially engage in Competitive Services in the Restricted Territory. Notwithstanding anything to the contrary herein, during the Restricted Period, in no event shall Executive render services substantially the same as the services rendered by Executive to the Company Group to the Company’s competitors listed on Exhibit A hereto or any of their wholly owned, operating subsidiaries. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(e)           Remedies: Specific Performance. The parties acknowledge and agree that the Executive’s breach of any of the restrictions set forth in this Section 7 will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law. The parties further agree and acknowledge that the Company, and each member of the Company Group, as applicable, shall be entitled to equitable relief, including specific performance and injunctive relief, as a remedy for any such breach and shall not be required to post bond in connection with obtaining such relief. Such equitable remedies shall be in addition to any and all remedies, including damages, available to the Company, or any member of the Company Group, as applicable, for such breaches by Executive. In addition, without limiting any of the foregoing remedies, and except as otherwise required by law, Executive shall not be entitled to any payments set forth in Section 6 hereof and shall be obligated to repay to the Company the after tax amount of any payments previously made pursuant to Section 6 hereof if Executive commits a Material Breach of any of the covenants set forth in this Section 7 and fails to remedy or cure such Material Breach within fifteen (15) business days after her receipt of written notice thereof from the Company. Subject to and without waiver of Executive’s other rights and remedies, if BHI or the Company or any other member of the Company Group breaches its obligations to Executive under Section 4 or Section 6 or the covenant set forth in Section 7(h), the other covenants set forth in this Section 7 shall have no further force or effect.

(f)           Communication of Contents of Agreement. During Executive’s employment and for one (1) year thereafter, Executive will communicate her obligations under this Section 7 to any person, firm, association, partnership, corporation or other entity with which Executive accepts employment or is considering an offer of employment.

(g)           No Limitation. The Company’s rights under this Section 7 are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

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(h)           Non-Disparagement. No member of the Company Group or any of their officers or directors shall disparage in any form or respect Executive.

8.             Definitions.

(a)            “Cause” means:

(i)           Executive’s Material Breach of the duties and responsibilities of Executive or of any provision of this Agreement, provided, however, that Executive’s engagement in activities prohibited by Section 7 shall constitute Cause regardless of whether such engagement constitutes a Material Breach;

(ii)          Executive’s (x) conviction of a felony or (y) conviction of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business, or reputation of BHI or the Company or their respective subsidiaries and affiliates;

(iii)        acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, BHI or their respective subsidiaries and affiliates;

(iv)        conduct by Executive in connection with her duties hereunder that is fraudulent, unlawful, or willful, and is also materially injurious to the Company, BHI, or their respective subsidiaries and affiliates;

(v)          Executive’s failure to cooperate fully, or failure to direct the persons subject to Executive’s management or direction to cooperate fully, with all corporate investigations or independent investigations by the Company, BHI or the BHI Board, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction; or

(vi)         Executive’s material violation of BHI’s Code of Conduct (including as applicable to executive officers), or any successor codes, all as provided in writing to Executive.

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Notwithstanding the foregoing, no termination of the Executive’s employment shall be for Cause until (A) there shall have been delivered to the Executive a copy of a written notice setting forth the basis for such termination in reasonable detail (the “Cause Notice”) no later than forty-five (45) days after the Company first becomes aware of the facts allegedly constituting Cause, and (B) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires) following receipt of the Cause Notice. No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interests of the Company, BHI, or their respective subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by BHI’s Board of Directors or the Board of Directors of the Company or based upon the advice of counsel for BHI or the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of BHI and the Company. Any termination of the Executive’s employment by BHI or the Company under this Agreement shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 8(a). The Company may not rely on any evidence allegedly supporting “Cause” unless such evidence is disclosed to Executive in the Cause Notice. In addition, if a court of competent jurisdiction later determines that the reason(s) set forth by the Company in the Cause Notice are improper or otherwise do not meet the definition of Cause set forth in this Section 8(a), the damages to which Executive will be entitled shall be equal to the amounts that would have been paid to Executive had Executive been terminated by the Company without Cause, plus reasonable attorneys’ fees, costs, expenses, and prejudgment interest; provided, however, if a court of competent jurisdiction determines that the reason(s) set forth by the Company in the Cause Notice are proper or otherwise meet the definition of Cause set forth in this Section 8(a), Executive shall reimburse the Company for reasonable attorneys’ fees, costs and expenses incurred by the Company in connection with such lawsuit. Finally, Executive shall have thirty (30) calendar days following receipt of the Cause Notice to address and “cure” any act or omission which might provide the basis for a termination for “Cause” and, if cured within such 30-day period, such acts or omissions shall not provide the basis for a termination for “Cause”. Notwithstanding anything in this Section 8(a) to the contrary, in the event the Company is precluded from providing the Cause Notice due to applicable law or regulation, or an ongoing internal investigation that would be compromised by providing the Cause Notice, the Company shall provide the Cause Notice within ten (10) business days after such impediment to providing the Cause Notice no longer exists.

(b)           “Change in Control” means any of the following events:

(i)           The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of BHI (the “Outstanding BHI Common Stock”), or (ii) the combined voting power of the then outstanding securities of BHI entitled to vote generally m the election of directors (the “Outstanding BHI Voting Securities”); excluding, however, the following: (A) any acquisition directly from BHI (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted, or exchanged was acquired directly from BHI); (B) any acquisition by BHI; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by BHI or any corporation controlled by BHI; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of Section 8(b)(iii); provided, however, that no Change in Control shall be deemed to occur if Cerberus Capital Management, L.P. or any of its affiliates continues to own a larger voting interest than any such Person;

(ii)          Individuals who, as of the Effective Date, constitute the Board of Directors of BHI (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of BHI subsequent to the Effective Date whose election, or nomination for election by BHI’ s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of BHI as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of BHI shall not be deemed a member of the Incumbent Board;

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(iii)         Consummation of a reorganization, merger, or consolidation of BHI or sale or other disposition of all or substantially all of the assets of BHI (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (x) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding BHI Stock and the Outstanding BHI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns BHI or all or substantially all of BHI’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding BHI Common Stock and the Outstanding BHI Voting Securities, as the case may be; (y) no Person (other than BHI; any employee benefit plan (or related trust) sponsored or maintained by BHI or any corporation controlled by BHI; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding BHI Common Stock or the Outstanding BHI Voting Securities, as the case may be) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)         Approval by the stockholders of BHI of a plan of complete liquidation or dissolution of BHI.

(c)           “Change in Control Termination” means termination of Executives employment by the Company as a result of a Termination without Cause or by Executive as a result of a Termination for Good Reason either within (i) twenty-four (24) calendar months following a Change in Control or (ii) prior to a Change in Control if Executive’s termination was either a condition of the Change in Control or was at the request or insistence of a Person (other than BHI or the Company) related to the Change in Control.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Company Group” means the Company, BHI, and each of their respective wholly-owned subsidiaries and affiliates.

(f)            “Competitive Services” means selling, marketing or distributing products and/or services through distribution that are substantially similar to any of those sold, marketed, distributed, furnished or supplied by the Company during the term of Executive’s employment with the Company.

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(g)           “Confidential Information” means knowledge or data relating to the Company Group that is not generally known to persons not employed or otherwise engaged by the Company Group, is not generally disclosed by the Company Group, and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding product or service cost or pricing, information regarding personnel allocation or organizational structure, information regarding the business operations or financial performance of the Company Group, sales and marketing plans, and strategic initiatives (independent or collaborative), information regarding existing or proposed methods of operation, current and future development and expansion or contraction plans, sale/acquisition plans and non-public information concerning the legal or financial affairs of the Company Group. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state or local law.

(h)           “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, thirty (30) calendar days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination (but in no event prior to thirty (30) calendar days following the delivery of the Notice of Termination or more than sixty (60) calendar days following the delivery of the Notice of Termination), (iii) if Executive’s employment is terminated by Executive for any reason other than Good Reason, the date on which a Notice of Termination is given to the Company; and (iv) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given (except as a result of non-renewal by the Company as provided in Section 5(a), in which event the Date of Termination will be the date of the expiration of the Initial Term or the Renewal Term, as applicable). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code (“Section 409A”) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(i)            “Disability” means the determination (1) by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of her job with or without reasonable accommodation for a period of (i) ninety (90) consecutive calendar days or (ii) one hundred eighty (180) calendar days in any one-year period and (2) that Executive is currently eligible to receive long-term disability benefits under the long-term disability plan maintained by BHI or the Company in which Executive is a participant. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of the term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.

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(j)             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)            “Good Reason” means, without the consent of Executive, (A) any material diminution in Executive’s authority, duties or responsibilities that is caused by the Company; (B) a material reduction by the Company of Executive’s Base Salary or the target bonus percentage as set forth in Section 4(c)(i) herein; (C) the Company’s requiring Executive to be based at any office or location which is a material change in geographic location from the Principal Office as described in Section 3(d); or (D) any material violation or non-performance by BHI or the Company of the terms of this Agreement. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist for purposes of (A) through (D) if the event or circumstance that constitutes “Good Reason” is rescinded or remedied by BHI or the Company to the reasonable satisfaction of Executive within thirty (30) days after receipt of a Notice of Termination.

(l)            “Material Breach” means an intentional act or omission by Executive which constitutes substantial non-performance of Executive’s obligations under this Agreement and causes material damage to the Company.

(m)           “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.

(n)           “Person” means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(o)           “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(p)           “Protected Customers” means any then-existing customer to whom the Company Group sold its products or services at any time during Executive’s employment and with respect to whom Executive either (i) had business dealings on behalf of the Company Group; or (ii) supervised or coordinated the dealings between the Company Group and the customer.

(q)           “Protected Employees” means any employee of the Company Group who was employed during Executive’s employment and with whom Executive either (i) had a supervisory relationship; or (ii) worked or communicated on a regular basis regarding the Company Group’s business.

(r)            “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of the Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which Executive incurs the expense, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

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(s)            “Release Agreement” means an agreement, substantially in the form attached hereto as Exhibit B, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and affiliates and its officers.

(t)            “Restricted Territory” means continental United States of America.

(u)           “Separation Pay” means that portion of the payment to be provided in Section 6(c)(i) and 6(c)(ii) or 6(d)(i) which the Company has determined is exempt from Section 409A and which does not exceed two times the lesser of (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the Date of Termination, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year of the Date of Termination.

(v)           “Trade Secrets” means all secret, proprietary or confidential information regarding the Company, BHI or any of their respective subsidiaries and affiliates or that meets the definition of “trade secrets” within the meaning set forth in O.C.G.A. § 10-1-761.

9.            Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.           Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

11.           Section 409A.

(a)           Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of her separation from service (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits in accordance with the Reimbursement Rules (the “Additional Delayed Payments”).

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(b)           With respect to any amount of expenses eligible for reimbursement under Section 6(a), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)           Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(d)           Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Executive on the Permissible Payment Date.

12.           Excess Parachute Payments.

(a)           In the event that it shall be determined, based upon the advice of the independent public accountants for BHI or the Company (the “Accountants”), that any payment, benefit or distribution by the Company, Bill or any of their respective subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(h)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon her receipt of the Reduced Amount.

(b)           If the determination made pursuant to clause (a) of this Section 12 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 12, each particular entitlement of Executive shall be eliminated or reduced as follows: (i) first all cash payments, pro rata; and then (ii) all remaining benefits, pro rata.

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(c)           As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this Section 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made and that repayment will eliminate any excise tax otherwise due under Section 4999 of the Code, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.           Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.

14.           Survival. Subject to any limits on applicability contained therein, Section 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

15.           Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

16.           Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

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17.           Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:

Notices to Executive:

To the address listed in the personnel records of the Company.

Notices to the Company:

BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: Legal Department
Facsimile: (770) 953-7008

or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.

18.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.

19.           Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way, including, but not limited to, any prior agreements with respect to Executive’s employment or termination of employment with the Company.

20.           Counterparts. This Agreement may be executed in separate counterparts, each of which is to be deemed to be an original and all of which taken together are to constitute one and the same agreement.

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The parties are signing this Agreement as of the date first set forth above, to be effective as of the Effective Date.

BLUELINX CORPORATION

By:	/s/ Mitchell B. Lewis
Name: Mitchell B. Lewis
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Susan C. O’Farrell
Susan C. O’Farrell

BLUELINX HOLDINGS INC.

By:	/s/ Mitchell B. Lewis
Name: Mitchell B. Lewis
Title: Chief Executive Officer and President

LIST OF UNPATENTED INVENTIONS

Executive represents that she or she has no such inventions by initialing below next to the word “NONE.”

NONE:	/s/ SCF

[Signature Page to Employment Agreement]

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EXHIBIT A

COMPANY’S COMPETITORS

Weyerhauser
Boise Cascade
Georgia-Pacific
Louisiana Pacific
Norbord
Beacon Roofing Supply
Huttig
Universal Forest Products
Builders Firstsource
Watsco
Interline Brands
Cedar Creek
Guardian Building Products

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EXHIBIT B

RELEASE

In consideration for the undertakings and promises set forth in that certain Employment Agreement, dated as of __________, 2014 (the “Agreement”), between SUSAN C. O’FARRELL (“Executive”) and BLUELINX CORPORATION (“Company”), Executive (on behalf of herself and her heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)           arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)           arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)           based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)           based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)           arising under the Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

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Notwithstanding anything herein to the contrary, the Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Agreement, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law. The Company and Executive further acknowledge and agree that nothing herein shall prevent Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other administrative agency if applicable law requires that Executive be permitted to do so; however, Executive understands and agrees that Executive is waiving the right to any monetary recovery in connection with any such complaint or charge that she may file with an administrative agency.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Release. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments you received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee. Executive further covenants not to apply for future employment with Company or any Releasee, or otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)           Executive has carefully read and fully understands the provisions of this Release;

(b)           Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c)           Executive understands that any discussions she may have had with counsel for Company regarding her employment or this Release does not constitute legal advice to him and that she has retained her own independent counsel to render such advice;

(d)           Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release;

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(e)           In signing this Release, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(f)            Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g)           Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Dated:	, 20

[Signature Page to Release]

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